EXHIBIT 99.1
JULY 26, 2007
SPORT SUPPLY GROUP RAISES $18.3 MILLION OF EQUITY
Company Sells 1.83 Million Shares at $10.00 Per Share
Cash Infusion Eliminates Approximately 80% of Current Bank Debt
DALLAS, TX. (July 26, 2007) — Sport Supply Group, Inc (AMEX — RBI) today announced it has executed a definitive agreement with an affiliate of Los Angeles-based investment firm Andell Holdings, LLC to sell 1.83 million original issue shares of the Company’s common stock for $10.00 per share. The Company’s stock last closed at $9.98 per share on July 25, 2007. The $18.3 million private placement is expected to close within the next few days, subject to customary regulatory and closing conditions. The Company has granted Andell certain rights related to the registration of their shares for resale. The Company has also agreed, at the request of Andell, to nominate its designee to a seat on the Company’s Board of Directors, and otherwise to provide Andell with certain board observer rights. Proceeds from the cash infusion will be used to repay outstanding bank debt and expenses of the transaction.
“We are delighted to have entered into this agreement with Andell. Andell, together with its executives, have the pedigree, capital resources and rich investment history that will help further cultivate our vision of optimization, execution and growth,” said Sport Supply Group Inc. Chairman and CEO Adam Blumenfeld. “The Company has engaged in a number of initiatives aimed at increasing cash flows and reducing debt since the November 2006 closure of our SSG acquisition including the improvement in the collection of receivables, and reduction of inventories through the consolidation of facilities and elimination of SKUs. These efforts have yielded a $14.5 million decrease in outstanding bank debt in the last seven months. Upon closure of this transaction, bank debt will decrease by an additional $18.0 million to approximately $5.0 million, and we believe the Company will have nothing drawn against its $55.0 million credit facility by fiscal year end. In fact, we anticipate a surplus of cash on-hand by June 30, 2008. As a result of this transaction, we estimate the Company will save close to $1.5 million in interest expense in Fiscal 2008, and the slight dilution that results — estimated at $.03 in FY08 — is well worth the trade off for a de-leveraged balance sheet, financial flexibility and a resourceful new business partner.”
Andell Holdings Chairman and CEO Andrew Hauptman said, “We couldn’t be more excited about our investment in Sport Supply Group. Sport Supply Group’s business of providing best in class products and distribution in the sports equipment supply chain fits in well with Andell’s focus on active lifestyles and sports related businesses. We look forward to working with Adam and his management team to continue growing the business.”
The Company anticipates it will report its year-ending financial results for Fiscal 2007 (ended June 30, 2007) during the first week of September 2007. The Company intends to discuss annual guidance for FY08 at that time.
The shares of common stock sold by the Company have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.

About Sport Supply Group
Sport Supply Group Inc. is the nation’s leading marketer, manufacturer and distributor of sporting goods and branded team uniforms to the institutional and team sports market. The Company markets via 3 million direct catalogs, a 40 man telesales team, 160 direct sales professionals and a family of company-controlled websites.
About Andell Holdings
Andell Holdings (www.andellinc.com) is a Los Angeles-based private investment firm with global business and investment interests. Founded in 1998, Andell’s current activities are divided between investments in private companies, core holdings in publicly traded companies, and partnerships with best-in-class investment managers. The firm acquires and builds ownership stakes in established, well-managed, profitable businesses with solid market positions and strong growth potential. Andell focuses its investments in the following industries: Consumer Products & Services, Sports Related Businesses, Branded/Luxury Goods, Leisure/Lifestyle, Health/Wellness, and Media & Entertainment.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the Company’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, the ability to successfully complete integration related activities, actions and initiatives by current and potential competitors, and certain other additional factors described in the Company’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
Contact:
Sport Supply Group, Inc.
Adam Blumenfeld, 972-243-8100
Andell Holdings
Kelly Mullens
42West
310 477 4442
Source: Sport Supply Group, Inc.